Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

SALE OF OKLAHOMA PRODUCING ASSETS

DALLAS, TEXAS, September 30, 2009…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today announced that it has reached an agreement with Sheridan Holding Company I, LLC to sell all of its producing assets in Oklahoma for $540 million, subject to customary purchase price adjustments.

As of December 31, 2008, the properties include estimated proved reserves of 4.8 million barrels of oil (Mmbbls) and 223.7 billion cubic feet (Bcf) of natural gas, or 252.5 billion cubic feet of natural gas equivalent (Bcfe), based on year-end SEC pricing. Current net production includes 919 barrels of oil per day and 39.1 million cubic feet per day of natural gas, or 44.6 million cubic feet of natural gas equivalent per day.

The sale is expected to close in November 2009, subject to customary closing conditions, and is effective as of October 1, 2009.

Douglas H. Miller, EXCO’s Chief Executive Officer commented, “This sale substantially completes our 2009 plan to divest certain non-strategic assets. We have now reached agreement on over $1.1 billion of such asset sales. Including our previously announced joint venture and after all closings of these asset sale transactions, we will have reduced debt by $2.0 billion. These transactions have strengthened our balance sheet and allowed us to focus more of our efforts and capital on our Haynesville and Marcellus shale plays.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the Mid-Continent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.